EXHIBIT 10.11

AMENDED AND RESTATED CHEMICALLY MODIFIED

ENZYMES KIT PATENT LICENSE AGREEMENT

This License Agreement (“Agreement”) is made by and between Roche Molecular Systems, Inc., a Delaware corporation having an office at 4300 Hacienda Drive, Pleasanton, California 94588, USA and F. Hoffmann-La Roche Ltd., Grenzacherstrasse 124, CH-4070 Basel, Switzerland (hereinafter jointly referred to as “ROCHE”) and Osmetech Molecular Diagnostics, 757 S. Raymond Avenue, Pasadena, CA 91105 (hereinafter referred to as “LCE”) hereafter collectively referred to as “The Parties”.

PREAMBLE

A. ROCHE owns or controls certain Licensed Patents relating to chemically modified thermostable DNA polymerases, also known as “Hot Start Enzymes,” for use in polymerase chain reaction (“PCR”) technology.

B. LCE wants to incorporate Licensed Products into LCE’s Complete Diagnostic Kits for sale into the Licensed Field.

C. LCE wants to convey to End Users with the sale of LCE’s Complete Diagnostic Kits the right to use the Complete Diagnostic Kits in the Licensed Field.

D. ROCHE is willing to grant to LCE a non-exclusive, world-wide license under its Licensed Patents in order to allow LCE to incorporate Licensed Products into LCE’s Complete Diagnostic Kits for the Licensed Field, and to convey with the sale of such Complete Diagnostic Kits the right to use the Complete Diagnostic Kits in the Licensed Field.

E. ROCHE and LCE previously entered into two Roche Chemically Modified Enzymes Patent License Agreements effective as of May 14 and June 1, 2007 (the “Prior Agreements”) which Prior Agreements are each hereby amended, restated and superseded in their entirety by this Agreement.

1.	Definitions

For the purpose of this Agreement, and solely for that purpose, the terms set forth herein shall be defined as follows:

1.1.

“Affiliate” means with respect to a Party: (i) an organization, which directly or indirectly controls such Party; or (ii) an organization, which is directly or indirectly controlled by such Party; or (iii) an organization, which is controlled, directly or indirectly, by the ultimate parent company of such Party. For purposes of this Section, control is defined as owning fifty percent (50%) or more of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. The term “Affiliate” of ROCHE shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. or Chugai Pharmaceutical Co., Ltd, 1-1, Nihonbasshi-Muromachi 2-chome, Chuo-ku Tokyo, 103- 8324, Japan, or the respective subsidiaries of said companies.

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The term “Affiliate” includes organizations that meet any of the above criteria at any time during the term of this Agreement and excludes organizations that cease to meet any of the above criteria at any time during the term of this Agreement.

1.2.

“Complete Diagnostic Kit” means a LCE manufactured and trademarked kit covered by one or more Valid Claims of the Licensed Patents, not covered by any ROCHE patents (including, but not limited to, U.S. Patent Nos. 5,210,015; 5,487,972; 5,804,375; 6,214,979; 5,994,056; 6,171,785 and their foreign counterparts) other than the Licensed Patents and dedicated for use for PCR in the Licensed Field, and which LCE manufactured and trademarked kit is comprised of, at a minimum, the essential active reagents used in the practice of PCR for nucleic acid testing in the Licensed Field. For the avoidance of doubt and for the sake of clarification, ASRs (Analyte Specific Reagents) are not Complete Diagnostic Kits.

1.3.	“Effective Date” means the date on which the last signatory to this Agreement executes the Agreement.

1.4.

“End User” means the customers, such as but not limited to doctors, hospitals, testing and research institutions, clinical or other testing laboratories which perform diagnostic services or diagnostic testing using a Complete Diagnostic Kit.

1.5.

“Licensed Field” means the field of use consisting of products or processes for the measurement, observation or determination of a disease, disease state or genetic predisposition to a disease, by detecting, quantitating, distinguishing and/or monitoring nucleic acids in samples of material originating from a human being for the medical management for that human being, but excluding (i) human identity testing, and (ii) the following human disease targets: Hepatitis A Virus, Hepatitis B Virus, Hepatitis C Virus, Human Immunodeficiency Virus, Human Papilloma Virus and Parvovirus B19; provided, however, that the said exclusions for the Human Papilloma Virus and Parvovirus B19 disease targets shall be limited to three (3) years from the Effective Date after which time the Human Papilloma Virus and Parvovirus B19 disease targets shall be included within the Licensed Field subject to the royalty and other terms and conditions of this Agreement.

1.6.

“Licensed Patents” means only the United States patents listed in Schedule A to this Agreement, and any patent issuing from any divisional, continuation, or continuation-in- part application (but specifically excluding any patent issuing from any continuation-in- part application that has claims directed to subject matter patentably distinct from that disclosed or claimed in the parent patent or application) of a listed patent; and any reissue, re-examination, extension, and corresponding foreign patents of any of the foregoing.

1.7.

“Licensed Product” means a chemically modified thermostable DNA polymerase, the manufacture, use or sale of which is covered by one or more Valid Claims of the Licensed Patents, sold by ROCHE (directly or through its distributor) or made and sold by a supplier licensed to make and sell the same.

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1.8.

“Net Sales” means the gross invoice price for sales or transfers by LCE or its Affiliates to End Users of all Complete Diagnostic Kits less deductions for returns (including withdrawals and recalls), sales rebates (i.e. price reduction), volume (i.e. quantity) discounts, sales taxes and other taxes directly linked to the sales in the countries concerned. In addition to this above computed adjusted gross invoice price, all other expenses which may occur like custom duties, transportation costs and other direct expenses shall be covered by a lump deduction of            *** percent (***%) of the above computed adjusted gross invoice price.

In the event LCE or its Affiliates are unable to account for the gross invoice price for sales or transfers of Complete Diagnostic Kits to End Users, the Net Sales shall be calculated as the gross invoice price for sales or transfers by LCE or its Affiliates to distributors, agents or wholesalers multiplied by 1.35.

In the event that (i) a Complete Diagnostic Kit is sold or transferred by LCE in such a way that the gross invoice price for the sale or transfer of such Complete Diagnostic Kit is less than fair market value or does not fairly represent an actual independent arm’s- length transaction price for such Complete Diagnostic Kit, (ii) LCE transfers any Complete Diagnostic Kit to an Affiliate which becomes an End User, or (iii) LCE uses any Complete Diagnostic Kit as an End User, then Net Sales shall be determined by reference to the gross invoice price for the Complete Diagnostic Kit sold or transferred which would be applicable in an arm’s-length transaction with an unrelated third party by applying the average transaction price for Complete Diagnostic Kits in arms-length transactions for the previous twelve (12) month period or, if no average transaction price of such Complete Diagnostic Kit is available for such period, at a reasonable value based upon the average transaction prices of other products available in the marketplace similar to such Complete Diagnostic Kit.

1.9.	“Territory” means world-wide.

1.10.

“Valid Claim” means, in any country, the claim of an issued patent which (a) has not expired, (b) has not been disclaimed, or (c) has not been revoked, held invalid or otherwise declared unenforceable by a tribunal of competent jurisdiction over such claim in such country from which no further appeal has or may be taken. Whether a patent claim is a Valid Claim shall be determined on a country-by-country basis.

2.	License

2.1.

Subject to the terms and conditions of this Agreement, ROCHE hereby grants to LCE and its Affiliates a non-exclusive and non-transferable royalty bearing license, without the right to sublicense, under the Licensed Patents in the Territory with the rights to: a) incorporate Licensed Products into LCE’s Complete Diagnostic Kits, b) make, offer to sell and sell such Complete Diagnostic Kits in the Licensed Field, and c) convey with the sale of such Complete Diagnostic Kits the right to use the Complete Diagnostic Kits under the Licensed Patents in the Licensed Field. LCE and its Affiliate’s right to use

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Complete Diagnostic Kits includes the right to perform evaluations and validations of Complete Diagnostic Kits, but specifically does not include the right to use Complete Diagnostic Kits for the performance of diagnostic services or testing, except that LCE and its Affiliates may use Complete Diagnostic Kits as End Users provided that royalties are paid thereon in accordance with Section 3.2.

2.2.

The license granted by ROCHE herein to LCE and its Affiliates may be used solely for the purposes expressed above in Section 2.1. Except for such grants, no further licenses or rights under the Licensed Patents or other patents owned or controlled by ROCHE are granted or given to LCE, its Affiliates or an End User in or under this Agreement, either expressly or by implication.

3.	Fees & Royalties

3.1.

In consideration of the license granted in Article 2 of this Agreement, LCE has paid to ROCHE a non-creditable, non-refundable license issuance fee of US dollars *** (USD ***), which fee was paid pursuant to the Prior Agreements, the receipt of which is hereby acknowledged.

The payment required above was made to ROCHE pursuant to the Prior Agreements to the following account:

UBS AG, Zürich, Switzerland

SWIFT Code: ***

IBAN No. ***

Account No. ***

For the account of F. Hoffmann-La Roche Ltd. with the reference: Contract No. 16536, license issuance fee

3.2.

As additional consideration for the rights and license granted herein, LCE shall pay to ROCHE royalties equal to             *** percent (***%) of its Net Sales during the term of this Agreement commencing as of the Effective Date of this Agreement.

No royalties shall be paid on sales of Complete Diagnostic Kits between LCE and its Affiliates, when the Affiliate is not the End User of such Complete Diagnostic Kit, but acts as LCE’s distributor. In such event royalties shall be due and payable on the Net Sales of such Complete Diagnostic Kit by such Affiliates to third parties.

4.	Reports, Payments, and Taxes

4.1.

LCE shall, within sixty (60) days after December 31 and June 30 of each year, provide to the trustee mentioned in Schedule B or another trustee as provided to LCE by ROCHE, a true and accurate royalty report. This report shall be in accordance with the royalty report form attached hereto as Attachment I. This report shall be on a U.S./ex-U.S. basis and shall give such particulars of the business conducted by LCE during the preceding six (6) calendar months as are pertinent to an accounting for any royalty due under this Agreement, and shall include at least the following:

a)	Separately itemized quantities of Complete Diagnostic Kits sold or otherwise transferred by LCE and its Affiliates during those six (6) months;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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b)	the cumulative gross invoice price of sales of each Complete Diagnostic Kit;

c)	the Net Sales of each Complete Diagnostic Kit; and

d)	the calculation of royalties due to ROCHE. If no royalties are due, it shall be so reported.

The correctness and completeness of each such report shall be attested to in writing by a responsible financial officer of LCE.

Simultaneously with the delivery of each such royalty report to the trustee, LCE shall pay to the trustee the royalty due for the period covered by such a report. Royalties due to ROCHE shall be paid on or before the due date to the address stated in Schedule B or to any address that ROCHE may advise LCE in writing. Each royalty report of LCE will be released by the trustee to ROCHE after one (1) calendar year following the royalty reporting period.

4.2.

Royalties payable hereunder shall be made without any deductions, except for withholding tax or any other fiscal deductions from time to time required by the government of any country. All such payments shall be made in US Dollars, or in such other currency as ROCHE may from time to time direct (so far as legally permissible). Any necessary currency conversion shall be at the rate for buying funds as quoted by the Wall Street Journal for the last business day of the period to which such payments relate.

4.3.

Withholding tax, if any, levied by a government of any country of the Territory on payments made by LCE to ROCHE hereunder shall be borne by ROCHE. LCE will pay such withholding tax to the respective taxing authorities and will deduct such amount from the royalty due to ROCHE. LCE shall use its best efforts to enable ROCHE to claim exception therefrom under any double taxation or similar agreement in force and shall produce to ROCHE proper evidence of payments of all withholding taxes.

4.4.

LCE shall keep a complete and accurate set of books and records relating to the quantity of Complete Diagnostic Kits shipped by or for LCE and its Affiliates and the sales of Complete Diagnostic Kits by LCE and its Affiliates. Such books and records shall contain sufficient detail to substantiate the computation of the Net Sales of Complete Diagnostic Kits and the amount of royalties payable under this Article 4 as well as all other information in the statement of account provided for herein, and shall be maintained by LCE for a period of not less than three (3) years from the date of such sales.

4.5.

ROCHE shall be entitled, upon reasonable notice to LCE, to have such books and records inspected by an independent certified public accounting firm retained by ROCHE and reasonably acceptable to LCE (which acceptance shall not be unreasonably withheld), provided that any such inspection occurs during LCE’s normal business hours not more than once in any calendar year. ROCHE also shall be entitled to have the books and records of each of LCE’s Affiliates relating to the quantity of Complete Diagnostic Kits

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shipped by or for such Affiliate and such Affiliate’s sales of Complete Diagnostic Kits inspected, upon reasonable notice to such Affiliate, by an independent certified public accounting firm retained by ROCHE and reasonably acceptable to such Affiliate, provided that any such inspection occurs during such Affiliate’s normal business hours not more than once in any calendar year. ROCHE agrees that all inspected information shall be confidential to LCE and LCE’s Affiliates.

4.6.

Any person conducting an inspection on behalf of ROCHE will be required to protect the confidentiality of such information and shall provide to ROCHE a report only of the ultimate conclusions resulting from such inspection. Except as provided below, LCE shall pay promptly to ROCHE the amount of any royalties determined by such an inspection to be outstanding, along with interest accrued up to and including the date of payment as provided in this Article 4. The costs of such an inspection shall be borne by ROCHE; provided, however, that, if such inspection determines that the royalties paid by LCE for any period were at least             *** percent (***%) less than the royalties otherwise due and payable, then LCE shall reimburse ROCHE for the costs of such inspection. If such inspection determines that LCE has overpaid the amount of royalties otherwise due and payable for the inspected period, then ROCHE shall credit the amount of such overpayment to LCE against future royalties payable by LCE.

4.7.

If LCE fails to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear interest of             *** percent (***%) per month from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

5.	Term and Termination

5.1.

Upon the execution of this Agreement by The Parties, the license under this Agreement shall commence on the Effective Date and, unless terminated sooner as provided herein below or by mutual agreement, shall remain in effect until the last Licensed Patent having a Valid Claim will have expired.

5.2.

Failure by either Party to this Agreement to comply with any of its obligations and conditions contained herein shall entitle the other Party to give the Party in default written notice requiring it to cure such default. If the default is not cured within sixty (60) days after receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate the entire Agreement by giving notice to take effect immediately.

5.3.

Either Party may terminate this Agreement upon thirty (30) days written notice if, at any time, the other Party shall file a petition in bankruptcy or insolvency before the courts or apply for an arrangement or for the appointment of a receiver or trustee for all of its assets or any part thereof, or if the other Party proposes a written agreement of composition or extension of its debts or if the other Party shall be served with an

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after its filing, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

5.4.	LCE shall have the right to terminate this Agreement at any time for any reason upon ninety (90) days prior written notice.

5.5.

Termination of this Agreement for any reason shall be without prejudice to any other remedies to which either Party is or thereafter becomes entitled hereunder and shall not affect any obligations or rights accrued before termination hereunder, provided however, that LCE shall be obligated to make all payments required by Section 3.1 regardless of the date of any such termination.

5.6.

Upon early termination of this Agreement, LCE shall notify ROCHE of the stock of Complete Diagnostic Kits LCE and its Affiliates have on hand at the date of any such termination and LCE shall pay the royalty thereon, upon which LCE shall be entitled to sell the said stock in a period of three (3) months and in accordance with the requirements of Articles 4 and 6.

5.7.	The following provisions shall survive the expiration or termination of this Agreement: Article 3, Article 4, Section 5.5, and Articles 7, 8, 10, 11 and 12.

6.	Labeling

LCE agrees that it shall mark conspicuously all Complete Diagnostic Kits made by or for it, and shall cause each of its Affiliates to mark or have marked conspicuously all Complete Diagnostic Kits with the following legend or such alternative legend as shall be mutually agreed to by The Parties. LCE shall include the following notices or labels on all Complete Diagnostic Kits:

THE PURCHASE OF THIS PRODUCT GRANTS THE PURCHASER RIGHTS UNDER CERTAIN ROCHE PATENTS TO USE IT SOLELY FOR PROVIDING HUMAN IN VITRO DIAGNOSTIC SERVICES. NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

7.	Negation of Warranties and Indemnity

Nothing in this Agreement shall be construed as:

a)	a warranty or representation by ROCHE as to the validity or scope of any Licensed Patent;

b)

a warranty or representation that the sale of Complete Diagnostic Kits by LCE or its Affiliates and/or the use of such Complete Diagnostic Kits (including Licensed Products) by LCE’s or its Affiliate’s customers is or will be free from infringement of patents not licensed hereunder;

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c)	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents; or

d)	conferring by implication or otherwise any license or rights under any patents, know-how or other industrial property rights of ROCHE other than expressly granted hereunder.

8.	Confidentiality-Publicity

8.1.

Information disclosed in the royalty reports to ROCHE by LCE in connection with this Agreement shall be considered confidential and proprietary and ROCHE shall not disclose the same to any third party, and shall hold them in confidence for a period of five (5) years and will not use them other than as permitted under this Agreement, provided, however, that any information which is orally disclosed to ROCHE shall not be considered confidential and proprietary.

8.2.	The above obligations of confidentiality shall not be applicable to the extent:

a)	such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of ROCHE;

b)	such information can be shown by ROCHE by its written records to have been in its possession prior to receipt thereof hereunder;

c)

such information is received by ROCHE from any third party for use or disclosure by ROCHE without any obligation to LCE, provided, however, that information received by ROCHE from any third party funded by LCE (e.g. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception; or

d)	the disclosure of such information is required or desirable to comply with or fulfill governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

9.	Most Favored Licensee

If after the Effective Date of this Agreement, ROCHE grants to any unrelated third party, a license of substantially the same scope as granted to LCE herein but under more favorable royalty rates than those given to LCE under this Agreement, ROCHE shall promptly notify LCE of said more favorable royalty rates, and LCE shall have the right and option to substitute such more favorable royalty rates for the royalty rates contained herein. LCE’s right to elect said more favorable royalty rates shall extend only for so long as and shall be conditioned on LCE’s acceptance of all the same conditions, favorable or unfavorable, under which such more favorable royalty rates shall be available to such other third party. Upon LCE’s acceptance of all such terms of said third-party agreement, the more favorable royalty rates shall be effective as to LCE on the effective date of such other third party license agreement. Notwithstanding the foregoing, in the event that ROCHE shall receive substantial other nonmonetary consideration, for example, such as intellectual property rights, as a part of the consideration for its granting of

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such license to a third party, then such consideration shall be taken into account for determining whether or not the third party has been granted more favorable royalty rates.

10.	Miscellaneous

10.1.

This Agreement and the license herein granted are personal to LCE and shall not be assignable or transferable by LCE unless LCE assigns or transfers its rights or delegates its duties and obligations (in whole and not in part) under this Agreement to any third person which acquires all, or substantially all, of its assets and/or business relating to molecular diagnostics, provided that such assignee or transferee duly and effectively assumes all of the obligations of LCE by an instrument reasonably satisfactory to ROCHE, and provided further, that in the case of LCE’s assignee or transferee, such assignee or transferee shall be approved in writing by ROCHE prior to such assignment or transfer, which approval shall not be unreasonably withheld or delayed. Any assignment or transfer in violation of the provisions of this section shall be void and shall constitute a material breach of this Agreement.

10.2.

Effective as of the Effective Date, this Agreement amends, restates and supersedes the Prior Agreements in their entirety, provided however, that any royalties that may have accrued under the Prior Agreements prior to the Effective Date shall be paid by LCE to ROCHE as provided in the Prior Agreements. This Agreement contains the entire agreement of the parties concerning its subject matter and supersedes all previous agreements or understandings, whether written or oral, with respect to such subject matter.

10.3.	No amendments or alterations of this Agreement shall be binding upon either Party unless in writing and duly signed by The Parties.

10.4.	All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

10.5.

If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment or under any present or future law (such provision to be hereinafter referred to as an “Invalid Provision”), then such Invalid Provision shall be severed from this Agreement and shall be rendered inoperative. The Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar in terms to such Invalid Provision as may be possible while giving effect to the future benefits and burdens accruing to The Parties hereunder; and the remaining provisions of this Agreement shall remain binding on The Parties hereto. In the event that The Parties cannot agree on a provision to replace an Invalid Provision, then The Parties shall submit such disagreement for resolution in accordance with the procedures set forth in Article 12 below. It is expressly agreed by The Parties that amounts previously paid by one Party to the other Party under this Agreement shall not be recoverable to the paying Party as part of the replacement of an Invalid Provision unless this Agreement is invalidated within one (1) year from the Effective Date.

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10.6.

No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power.

The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

10.7.

Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

10.8.	Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.

11.	Notices

11.1.

Any notice required or permitted to be given under this Agreement shall be considered properly given, upon receipt, if sent by registered mail or personal courier delivery to the respective address of each Party as follows:

If to LCE:	Osmetech Molecular Diagnostics 757 S. Raymond Avenue Pasadena, California 91105 USA Attention: General Counsel

If to ROCHE:	F. Hoffman-La Roche Ltd Grenzacherstrasse 124 CH-4070 Basel Switzerland Attention: Diagnostic Division Licensing

With a copy to:	Roche Molecular Systems, Inc. 4300 Hacienda Drive Pleasanton, California 94588 USA Attention: Legal Department

And a copy to:	Roche Molecular Systems, Inc. 4300 Hacienda Drive Pleasanton, California 94588 USA Attention: Licensing Department

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12.	Arbitration and Governing Law

12.1.	This Agreement shall be governed by and enforced in accordance with the laws of Switzerland.

12.2.

In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, The Parties shall try to settle those conflicts amicably between themselves.

12.3.

Should The Parties fail to agree, any controversy, dispute or claim which may arise out of or in connection with this Agreement or the breach, termination or validity thereof shall be settled by final and binding arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (Paris) as hereinafter provided:

a)

The arbitration tribunal shall consist of one (1) or three (3) arbitrators. If The Parties cannot agree on one arbitrator each Party shall nominate in the request for arbitration and the answer thereto one arbitrator, and the two (2) arbitrators so named will then jointly appoint a third arbitrator as chairman of the arbitration tribunal. If one Party fails to nominate an arbitrator or, if The Parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the court of arbitration of the International Chamber of Commerce shall make the necessary appointments for arbitrator or chairman;

b)	The arbitration proceedings shall be held in the English language. The place of arbitration shall be Zürich (Switzerland).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

F. HOFFMAN-LA ROCHE LTD

By:	/s/ illegible	By:	/s/ illegible
Title:	Licensing Manager	Title:	Legal Counsel
Date:	02/26/08	Date:	02/27/08

ROCHE MOLECULAR SYSTEMS, INC.		OSMETECH MOLECULAR DIAGNOSTICS

By:	/s/ illegible	By:	/s/ Bruce A. Huebner
Title:	S.V.P. Business	Title:	President
Date:	2/20/08	Date:	2/18/08

Apprv’d As To Form RMS LAW DEPT.

/s/ LG

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SCHEDULE A

U.S. Patent No. 5,677,152 — Issued October 14, 1997 (process and kit claims only) Nucleic Acid Amplification Using a Reversibly Inactivated Thermostable Enzyme

U.S. Patent No. 5,773,258 — Issued June 30, 1998 (process and kit claims only) Nucleic Acid Amplification Using a Reversibly Inactivated Thermostable Enzyme

U.S. Patent No. 6,127,155—Issued: October 3, 2000 (reaction mixture claims only) Stabilized Thermostable Nucleic Acid Polymerase Compositions Containing Non-Ionic Polymeric Detergents

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SCHEDULE B

At present Treureva AG, Zürich, Switzerland is the appointed trustee. All royalty reports due are to be sent either via mail or fax to the following address:

Treureva AG

Mühlebachstrasse 25

P.O. Box 131

CH-8024 Zürich

Switzerland

To the attention of: Mr. Reto Kuhl

Tel: +41 44 267 1717

Fax: +41 44 267 1711

E-mail: rkuhl@treureva.ch

All royalty payments due to ROCHE shall be wire transferred to the bank account as shown below:

Credit Suisse

Bahnhofstrasse 53

8070 Zürich

Switzerland

Account No. ***

SWIFT Code: ***

IBAN No. ***

For the account of: Treureva AG

With the reference: Contract No. 17852, payment period

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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